EXHIBIT 99.1

Curtiss-Wright Reports Fourth Quarter and Full Year 2012 Financial Results

Company Reports Full Year Diluted EPS of $2.08, Excluding Fourth Quarter Dilution From Recent Acquisitions; Fourth Quarter Net Sales Up 7% and Operating Income Up 10%; Expects Strong, Double-Digit Sales, Operating Income and EPS Growth in 2013

PARSIPPANY, N.J., Feb. 20, 2013 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) today reports financial results for the fourth quarter and full year ended December 31, 2012. All figures presented below, unless stated otherwise, reflect results from continuing operations and exclude the impact of the first quarter 2012 sale of the heat treating business from current and prior year periods.

Fourth Quarter 2012 Operating Highlights from Continuing Operations

  Net sales increased 7% to $590 million from $551 million in 2011;

  Operating income increased 10% to $62 million from $56 million in 2011;

  Net earnings increased 5% to $38 million, or $0.81 per diluted share, from $36 million, or $0.77 per diluted share, in 2011;  Excluding the dilution from fourth quarter acquisitions, net earnings increased 23% to $45 million, or $0.95 per diluted share; and

  New orders totaled $507 million, up 2% from 2011, primarily based on solid demand in the commercial aerospace market due to production rate increases by Boeing and Airbus, and for higher aftermarket services in our power generation market.

Full Year 2012 Operating Highlights from Continuing Operations

  Net sales increased 4% to $2.10 billion from $2.02 billion in 2011;

  Operating income decreased 14% to $161 million from $187 million in 2011;  Excluding the impact of the third quarter 2012 labor strike, AP1000 strategic investments, and restructuring activities from both periods, operating income increased 5%;

  Net earnings decreased 22% to $92 million, or $1.95 per diluted share, from $119 million, or $2.52 per diluted share, in 2011;  Excluding the dilution from fourth quarter acquisitions, diluted earnings per share were $2.08; and

  New orders totaled $1.98 billion, down 2% from 2011, due to the timing of funding on certain naval defense programs and lower demand for large international projects in our oil and gas market, partially offset by the solid demand in the commercial aerospace market.  At December 31, 2012, backlog was $1.65 billion, down 2% from December 31, 2011.

"We experienced solid fourth quarter sales growth through a combination of organic growth and the initial benefits from our recent acquisitions. We continue to focus on expanding operating margins, which enabled us to generate our largest quarterly profit in recent history and meet our full year earnings per share expectations excluding the dilution from our fourth quarter acquisitions," said Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation.

"While 2012 was a challenging year for Curtiss-Wright, we continue to transform the business for long-term, profitable growth and remain focused on generating shareholder value with an optimistic outlook heading into 2013."

Fourth Quarter 2012 Operating Results

Sales

Sales of $590 million in the fourth quarter of 2012 increased $40 million, or 7%, compared to the prior year period. Acquisitions accounted for approximately $29 million, or 5% of the sales growth. Sales expanded in all three segments, with gains of 9% in Flow Control, 6% in Controls (previously Motion Control) and 3% in Surface Technologies (previously Metal Treatment).  Foreign currency translation had a minimal impact on current quarter sales.

Fourth quarter 2012 sales to the commercial markets grew 22%, while the defense markets declined 13%.  Sales were higher in all of the commercial markets, led by a 44% increase in the power generation market due to strong aftermarket sales supporting existing nuclear reactors and higher revenues from our AP1000 contracts in China.  Elsewhere, sales to the commercial aerospace market rose 26%, while sales to the general industrial and oil and gas markets each increased 4%.  Sales were lower in all of our defense markets, due to reduced orders, the conclusion of certain development programs across the aerospace and ground defense markets, as well as the timing of production and various contract completions on certain naval defense programs.

Operating Income

Operating income increased 10% to $62 million in the fourth quarter of 2012, including approximately $8 million in initial transaction and purchase accounting costs from our recent acquisitions, $6 million in restructuring charges in the Surface Technologies segment and nearly $2 million in unfavorable foreign currency translation. Excluding the effects of these items, our operating income increased 38% with an operating margin of 13.8%, a 360 basis point improvement from the prior year quarter.

The increase in fourth quarter operating income was principally driven by a strong 21% improvement in the Flow Control segment, based on the solid performance in the power generation market, due to improved profitability on our AP1000 technology transfer contract in China. Elsewhere, the Controls segment posted a solid 10% increase in operating income overall, and was up 36% excluding the negative impact of recent acquisitions and foreign currency translation. The fourth quarter improvement was primarily driven by higher profitability from our 2011 acquisition, ACRA Controls, due to significant operational improvements implemented and integration benefits realized in 2012. Meanwhile, in Surface Technologies, the decline in operating income was driven by the remaining $6 million of the previously announced total restructuring charges of $12 million related to the closure of some non-core, low profitability businesses. Excluding the effects of restructuring, this segment's operating income increased 18% compared to the prior year quarter.

Reported segment operating margin, which excludes corporate expenses, was 12.1% in the fourth quarter, slightly above the prior year quarter.  Excluding the negative effects of acquisitions, restructuring and foreign currency translation, segment operating margin increased 340 basis points to 15.5%.

Non-segment operating costs were lower by nearly $1 million in the fourth quarter of 2012 as compared with the prior year period, mainly due to lower foreign exchange transaction losses and lower medical costs.

Net Earnings

Fourth quarter net earnings increased 5% from the comparable prior year period, reflecting higher operating income, partially offset by higher interest expense as a result of our December 2011 private placement debt offering, which led to higher average debt levels and borrowing rates compared to the prior year period.  Our effective tax rate for the current quarter was 31.2%, an increase from 29.3% in the prior year period.

Free Cash Flow

Free cash flow was $72 million for the fourth quarter of 2012, compared to $125 million in the prior year period.  Net cash provided by operating activities decreased $50 million to $99 million in the fourth quarter of 2012 compared to the prior year period, primarily due to lower advanced payments on long-term contracts.  Capital expenditures increased $3 million to $27 million, primarily due to additional capital investments being made in our Surface Technologies segment.

Other Items

The Company repurchased approximately 674,000 shares of its common stock during the fourth quarter of 2012 at an average price of $30.78 for $20.7 million. For full year 2012, repurchases totaled approximately 830,000 shares at an average price of $30.98 for $25.7 million.

Fourth Quarter 2012 Segment Performance

Flow Control – Sales for the fourth quarter of 2012 were $317 million, an increase of $27 million, or 9%, over the comparable prior year period, aided by acquisitions as well as strength in several of their commercial markets. Within the power generation market, segment sales rose 47% due to strong aftermarket sales supporting existing nuclear reactors, particularly for our NETCO SNAP-IN® product used in spent fuel management solutions and higher revenues from the China and U.S. AP1000 programs. Sales to the oil and gas market increased slightly in the fourth quarter, as higher MRO and petrochemical sales, along with the benefit from our recent acquisition of Cimarron Energy, offset continued softness in the international large projects business. Elsewhere, general industrial sales were 18% lower in the quarter, primarily due to slower orders from our global commercial heating, ventilation, and air conditioning (HVAC) customers due to slowing economic conditions. Meanwhile, sales were down 16% in the naval defense market, due to timing of production on the Ford class aircraft carrier and Virginia class submarine programs, and completion of production on the Advanced Arresting Gear (AAG) program. This softness was partially offset by higher demand from international customers, primarily for our aircraft and cable handling systems. Additionally, the 2012 acquisitions of Cimarron and AP Services, and the 2011 acquisitions of Anatec and LMT (Anatec), contributed approximately $20 million to sales in the current quarter.

Operating income in the fourth quarter of 2012 was $40 million, an increase of $7 million, or 21% from the comparable prior year period, while operating margin was up 130 basis points to 12.8%. The increase in operating income and operating margin is primarily due to the solid performance in the power generation market, aided by our 2011 acquisition of Anatec, and lower cost estimates on the AP1000 technology transfer contract. These improvements were partially offset by the initial purchase accounting costs related to the acquisition of Cimarron Energy and transaction costs for Phönix Group, which reduced operating income by approximately $3 million in the current year quarter.

Controls – Sales for the fourth quarter of 2012 were $206 million, an increase of $11 million, or 6%, over the comparable prior year period. We experienced strong sales growth of 34% in the commercial markets, which more than offset a 9% reduction in sales in the defense markets. Growth in the commercial markets was largely driven by a strong 30% increase in commercial aerospace due to increases on most major Boeing and Airbus platforms and to new sales being generated by our emergent operations facility in support of the Boeing 787 program.  In addition, demand was solid for sensor and control products serving the regional jet and commercial helicopter markets.  Meanwhile, the decline in defense sales was due to reduced demand for various electronics and controls technologies across the aerospace and ground defense markets. This reduction included lower sales on the Triton unmanned aerial vehicle program as it transitions from the development phase to the production phase, as well as reduced sales to international ground defense customers. Partially offsetting these declines were higher sales on certain military helicopter programs, most notably the Black Hawk and Super Stallion programs. Additionally, our 2012 acquisitions of PG Drives and Williams Controls contributed approximately $8 million in sales in the current quarter, primarily within the general industrial market.

Operating income for the fourth quarter of 2012 grew 10% over the prior year period, resulting in operating margin expansion of 50 basis points to 13.2%. Fourth quarter acquisitions and unfavorable foreign currency translation reduced operating income by approximately $5 million and $1 million, respectively. Excluding the effects of these items, operating income increased 36%, and generated an operating margin of 17.0%, a 430 basis point improvement from the prior year quarter. As previously noted, this improvement was primarily driven by higher profitability from our 2011 acquisition, ACRA Controls, as well as strong sales to the commercial aerospace market.

Surface Technologies – Sales for the fourth quarter of 2012 were approximately $67 million, an increase of $2 million, or 3%, compared to the prior year period, most notably for our highly engineered shot peening and coatings services to commercial markets. We experienced strong 20% growth in the commercial aerospace market, benefiting from the continued ramp up in OEM production rates, and improved peening revenues from regional jet and commercial helicopters, as well as ongoing contributions from two new "shop-in-shop" facilities providing direct support for Rolls-Royce aerospace manufacturing facilities.  Increased sales of coating services to the oil and gas market partially offset reduced peening activity in the aerospace defense market.

Operating income in the fourth quarter of 2012, which was reduced by $6 million of previously announced restructuring charges, declined 57% to approximately $4 million with an operating margin of 5.2%. Excluding restructuring charges, operating income increased 18% and operating margin was 14.2%, up 190 basis points compared to the prior year quarter.  These solid improvements in operating income and margin were primarily driven by higher sales volumes resulting in favorable absorption of fixed overhead costs, and continued operational efficiencies across our operations.

Full Year 2013 Guidance

The Company is providing its full year 2013 financial guidance (including acquisitions) as follows:

· Total Sales	$2.48 - $2.52 billion, up 18-20%
· Operating Income	$229 - $237 million, up 42-47%
· Interest Expense	$39 - $40 million, up $13 - $14 million
· Effective Tax Rate	32.0%
· Diluted Earnings Per Share	$2.70 - $2.80, up 39-44%
· Diluted Shares Outstanding	47.6 million
· Free Cash Flow	$90 - $100 million

(Free cash flow is defined as cash flow from operations less capital expenditures and includes estimated payments of approximately $35 million to the Curtiss-Wright Pension Plan and $40 million of interest in 2013.)

Note:  Full year 2013 guidance includes all six of the Company's previously announced fourth quarter acquisitions, as well as our pending acquisition of the Phönix Group announced on January 14, 2013. A more detailed breakdown of our 2013 guidance by segment and by market can be found on the attached accompanying schedules.

Mr. Benante concluded, "During the fourth quarter, our results reflected the benefits of our focused restructuring and cost reduction measures previously implemented that led to organic margin expansion in the quarter.

"Looking ahead, we expect this positive momentum to continue aided by our recent acquisitions that have further expanded the breadth and depth of our current product offerings and end markets. Although the pace of acquisitions was more condensed than a typical quarter for Curtiss-Wright, I have the utmost confidence that our capable management teams will successfully integrate these businesses and we are expecting solid EPS accretion from these acquisitions in 2013.  The businesses that we acquired coincide with our long-term strategic plan, as we strive to maintain a well-balanced and diversified portfolio of products and services that provide consistent growth in sales and profitability.

"Within our end markets, we expect strong growth of 30-34% in our commercial markets in 2013, led by solid increases in the general industrial and oil and gas markets, as well as the benefits from the continued ramp up in commercial aircraft production rates. Due to the continued uncertain environment regarding current and future years' defense spending, we expect our 2013 defense sales to be flat to down slightly from 2012, reflecting lower order levels in the aerospace and ground defense markets.

"Based on our balanced end market portfolio across both commercial and defense markets, Curtiss-Wright is effectively weighted to weather the downturn in the defense cycle.  Furthermore, our current defense guidance assumes that Congress extends its Continuing Resolution and does not include any impact from sequestration-related budget cuts, and we will adjust our guidance accordingly should any budget cutting measures be implemented and their impacts known.

"Overall, we look forward to delivering solid results in 2013 with the expectation of strong, double-digit growth in sales, operating income and earnings per share, as we strive to build long-term shareholder value."

Additional Information

During the third quarter of 2012, the Company identified that a division within its Controls segment had improperly accounted for certain costs in its percentage-of-completion estimates for long-term contracts affecting periods prior to and including 2007 through 2011.  Additionally, certain other errors were identified which have also been corrected.  The adjustments to correct the cumulative effect of these errors would be material if recorded in the twelve months ended December 31, 2012, however, the effect of correcting the error to any previously reported year is immaterial.    The combined errors resulted in a cumulative adjustment to retained earnings at December 31, 2011 of $24 million.  The adjustments identified decreased net earnings for the three months ended December 31, 2011 by $2 million and decreased net earnings for the twelve months ended December 31, 2011 by $4 million and have been reflected in this press release.

Conference Call Information

The Company will host a conference call to discuss the 2012 results and 2013 guidance at 10:00 a.m. EST on Thursday, February 21, 2013. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company's website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended				Year Ended
	December 31,		Change		December 31,		Change
	2012	2011	$	%	2012	2011	$	%

Net sales	$ 590,447	$ 550,475	$39,972	7%	$ 2,097,716	$ 2,016,742	$80,974	4%
Cost of sales	396,401	368,803	27,598	7%	1,438,973	1,359,795	79,178	6%
Gross profit	194,046	181,672	12,374	7%	658,743	656,947	1,796	0%

Research and development expenses	15,747	15,684	63	0%	59,712	62,115	(2,403)	(4%)
Selling expenses	31,823	29,361	2,462	8%	125,201	119,438	5,763	5%
General and administrative expenses	84,495	80,456	4,039	5%	312,384	288,540	23,844	8%

Operating income	61,981	56,171	5,810	10%	161,446	186,854	(25,408)	(14%)

Interest expense	(6,673)	(5,713)	(960)	(17%)	(26,329)	(20,834)	(5,495)	(26%)
Other income, net	132	820	(688)	NM	245	862	(617)	NM

Earnings from continuing operations before income taxes	55,440	51,278	4,162	8%	135,362	166,882	(31,520)	(19%)
Provision for income taxes	17,271	14,998	2,273	15%	43,073	48,262	(5,189)	(11%)
Earnings from continuing operations	38,169	36,280	1,889	5%	92,289	118,620	(26,331)	(22%)

Discontinued operations, net of taxes
Earnings (loss) from discontinued operations	(16)	1,884	(1,900)	NM	3,043	7,769	(4,726)	NM
Gain on divestiture	340	--	340	NM	18,512	--	18,512	NM
Earnings from discontinued operations	324	1,884	(1,560)	NM	21,555	7,769	13,786	NM

Net earnings	$ 38,493	$ 38,164	$ 329	1%	$ 113,844	$ 126,389	$ (12,545)	(10%)

Basic earnings per share
Earnings from continuing operations	$ 0.82	$ 0.78			$ 1.98	$ 2.56
Earnings from discontinued operations	--	0.04			0.46	0.17
Total	$ 0.82	$ 0.82			$ 2.44	$ 2.73

Diluted earnings per share
Earnings from continuing operations	$ 0.81	$ 0.77			$ 1.95	$ 2.52
Earnings from discontinued operations	--	0.04			0.45	0.17
Total	$ 0.81	$ 0.81			$ 2.40	$ 2.69

Dividends per share	$ 0.09	$ 0.08			$ 0.35	$ 0.32

Weighted average shares outstanding:
Basic	46,664	46,520			46,743	46,372
Diluted	47,246	47,133			47,412	47,013

NM- not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except par value)

	December 31,	December 31,	Change
	2012	2011	$	%
Assets
Current assets:
Cash and cash equivalents	$ 112,023	$ 194,387	$ (82,364)	(42%)
Receivables, net	578,313	543,009	35,304	7%
Inventories, net	397,471	313,045	84,426	27%
Deferred tax assets, net	50,760	54,275	(3,515)	(6%)
Other current assets	37,194	45,955	(8,761)	(19%)
Total current assets	1,175,761	1,150,671	25,090	2%
Property, plant, and equipment, net	489,593	442,728	46,865	11%
Goodwill	1,013,300	759,442	253,858	33%
Other intangible assets, net	419,021	261,448	157,573	60%
Deferred tax assets, net	1,709	12,137	(10,428)	(86%)
Other assets	15,204	9,121	6,083	67%
Total assets	$ 3,114,588	$ 2,635,547	$ 479,041	18%

Liabilities
Current liabilities:
Current portion of long-term and short-term debt	$ 128,225	$ 2,502	$ 125,723	NM
Accounts payable	157,825	150,281	7,544	5%
Accrued expenses	131,067	105,196	25,871	25%
Income taxes payable	7,793	4,161	3,632	87%
Deferred revenue	171,624	206,061	(34,437)	(17%)
Other current liabilities	43,214	43,957	(743)	(2%)
Total current liabilities	639,748	512,158	127,590	25%
Long-term debt	751,990	583,928	168,062	29%
Deferred tax liabilities, net	50,450	24,980	25,470	102%
Accrued pension and other postretirement benefit costs	264,047	232,794	31,253	13%
Long-term portion of environmental reserves	14,905	19,067	(4,162)	(22%)
Other liabilities	80,856	57,645	23,211	40%
Total liabilities	1,801,996	1,430,572	371,424	26%

Stockholders' equity
Common stock, $1 par value	49,190	48,879	311	1%
Additional paid in capital	151,883	143,192	8,691	6%
Retained earnings	1,261,377	1,163,925	97,452	8%
Accumulated other comprehensive loss	(55,508)	(65,131)	9,623	15%
	1,406,942	1,290,865	116,077	9%
Less: cost of treasury stock	(94,350)	(85,890)	(8,460)	10%
Total stockholders' equity	1,312,592	1,204,975	107,617	9%

Total liabilities and stockholders' equity	$ 3,114,588	$ 2,635,547	$ 479,041	18%

NM- not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended			Year Ended
	December 31,			December 31,
			Change			Change
	2012	2011	%	2012	2011	%
Sales:
Flow Control	$ 317,172	$ 289,778	9%	$ 1,095,349	$ 1,060,774	3%
Controls	205,886	195,119	6%	726,678	709,159	2%
Surface Technologies	67,389	65,578	3%	275,689	246,809	12%

Total sales	$ 590,447	$ 550,475	7%	$ 2,097,716	$ 2,016,742	4%

Operating income:
Flow Control	$ 40,444	$ 33,421	21%	$ 78,779	$ 103,421	(24%)
Controls	27,269	24,796	10%	86,515	75,423	15%
Surface Technologies	3,501	8,090	(57%)	27,494	31,476	(13%)

Total segments	71,214	66,307	7%	$ 192,788	$ 210,320	(8%)
Corporate and other	(9,233)	(10,136)	9%	(31,342)	(23,466)	(34%)

Total operating income	$ 61,981	$ 56,171	10%	$ 161,446	$ 186,854	(14%)

Operating margins:
Flow Control	12.8%	11.5%		7.2%	9.7%
Controls	13.2%	12.7%		11.9%	10.6%
Surface Technologies	5.2%	12.3%		10.0%	12.8%
Total Curtiss-Wright	10.5%	10.2%		7.7%	9.3%

Segment margins	12.1%	12.0%		9.2%	10.4%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT NON-GAAP FINANCIAL INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended			Year Ended
	December 31			December 31
			Change			Change
	2012	2011	%	2012	2011	%

Reported operating income:
Flow Control	$ 40,444	$ 33,421	21%	$ 78,779	$ 103,421	(24%)
Controls	27,269	24,796	10%	86,515	75,423	15%
Surface Technologies	3,501	8,090	(57%)	27,494	31,476	(13%)

Total segments	71,214	66,307	7%	$ 192,788	$ 210,320	(8%)
Corporate and other	(9,233)	(10,136)	9%	(31,342)	(23,466)	(34%)

Total reported operating income	$ 61,981	$ 56,171	10%	$ 161,446	$ 186,854	(14%)

Reported operating margins:
Flow Control	12.8%	11.5%		7.2%	9.7%
Controls	13.2%	12.7%		11.9%	10.6%
Surface Technologies	5.2%	12.3%		10.0%	12.8%
Total Curtiss-Wright	10.5%	10.2%		7.7%	9.3%

Segment margins	12.1%	12.0%		9.2%	10.4%

Adjustments:
Flow Control *	$ (10,454)	$ --		$ 24,491	$ 4,940
Controls	--	--		3,426	--
Surface Technologies	6,043	--		12,085	--
Total Curtiss-Wright	$ (4,411)	$ --		$ 40,002	$ 4,940

Adjusted operating income:
Flow Control *	$ 29,990	$ 33,421	(10%)	$ 103,270	$ 108,361	(5%)
Controls	27,269	24,796	10%	89,941	75,423	19%
Surface Technologies	9,544	8,090	18%	39,579	31,476	26%
Total segments	$ 66,803	$ 66,307	1%	$ 232,790	$ 215,260	8%
Corporate and other	(9,233)	(10,136)	9%	(31,342)	(23,466)	(34%)
Total Curtiss-Wright	$ 57,570	$ 56,171	2%	$ 201,448	$ 191,794	5%

Adjusted operating margins:
Flow Control *	9.9%	11.5%		9.4%	10.2%
Controls	13.2%	12.7%		12.4%	10.6%
Surface Technologies	14.2%	12.3%		14.4%	12.8%
Total Curtiss-Wright	10.0%	10.2%		9.6%	9.5%

Segment margins	11.6%	12.0%		11.1%	10.7%

* Includes the impact of the additional investments on the AP1000 program, the strike, and restructuring charges.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net cash provided by operating activities	$ 98,536	$ 149,031	$ 152,474	$ 201,853
Capital expenditures	(26,911)	(24,026)	(82,954)	(84,322)
Free cash flow (1)	$ 71,625	$ 125,005	$ 69,520	$ 117,531

Cash conversion (1)	186%	328%	61%	93%

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes they are measurements of cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)

	Three Months Ended	Year Ended
	December 31, 2012	December 31, 2012
Reported diluted earnings per share	$ 0.81	$ 1.95

Adjustments:

Add: Dilution from 4Q'12 acquisitions and transaction costs for the pending acquisition of the Phönix Group	$ 0.14	$ 0.13
Adjusted diluted earnings per share	$ 0.95	$ 2.08

Weighted average shares outstanding:
Diluted	47,246	47,412

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($ in millions)
Three Months Ended December 31,

	Flow Control			Controls			Surface Technologies			Corporate & Other			Total Curtiss - Wright
	2012	2011	Chg	2012	2011	Chg	2012	2011	Chg	2012	2011	Chg	2012	2011	Chg
Sales
Organic	$ 295.9	$ 289.8	2%	$ 197.9	$ 195.1	1%	$ 67.3	$ 65.6	3%	$ --	$ --		$ 561.1	$ 550.5	2%
Incremental (1)	20.4 (2)	--		8.3 (2)	--		-- (2)	--		--	--		28.7 (2)	--
Foreign Currency Fav (Unfav) (3)	0.9	--		(0.3)	--		0.1	--		--	--		0.7	--
Total	$ 317.2	$ 289.8	9%	$ 205.9	$ 195.1	6%	$ 67.4	$ 65.6	3%	$ --	$ --		$ 590.4	$ 550.5	7%

Operating Income
Organic	$ 42.3	$ 33.4	27%	$ 33.7	$ 24.8	36%	$ 3.9	$ 8.1	(52%)	$ (9.3)	$ (10.1)	9%	$ 70.6	$ 56.2	26%
OI Margin %	14.3%	11.5%	280bps	17.0%	12.7%	430bps	5.8%	12.3%	(650)bps				12.6%	10.2%	240bps
Incremental (1)	(1.7) (2)	--		(5.0) (2)	--		(0.4) (2)	--		--	--		(7.1) (2)	--
Foreign Currency Fav (Unfav) (3)	(0.2)	--		(1.4)	--		0.0	--		0.0	--		(1.5)	--
Total	$ 40.4	$ 33.4	21%	$ 27.3	$ 24.8	10%	$ 3.5	$ 8.1	(57%)	$ (9.2)	$ (10.1)	9%	$ 62.0	$ 56.2	10%
OI Margin %	12.8%	11.5%	130bps	13.2%	12.7%	50bps	5.2%	12.3%	(710)bps				10.5%	10.2%	30bps

(1) The term incremental is used to highlight the impact acquisitions had on the current year results, for which there was no comparable prior year data. Therefore, the results of operations for acquisitions are incremental for the first twelve months from the date of acquisition and are removed from our organic results. Additionally, the results of operations for divested businesses are removed from the comparable prior year period for purposes of calculating organic results. The remaining businesses are referred to as organic.

(2) Our organic growth calculations do not include the operating results for our November 1, 2012 acquisition of PG Drives Technology, November 5, 2012 acquisition of AP Services, LLC, November 21, 2012 acquisition of Cimarron Energy, Inc., December 14, 2012 acquisition of Williams Controls, December 28, 2012 acquisition of Exlar Corp., December 31, 2012 acquisition of Gartner Thermal Spraying, Ltd., transaction costs incurred in 2012 for the pending acquisition of the Phönix Group, and two months of operating results for our December 2, 2011 acquisition of Anatec International, Inc. and Lambert, MacGill, Thomas, Inc. (LMT).

(3) Organic results exclude the effects of current period foreign currency translation.

Note: Amounts may not add due to rounding

CURTISS-WRIGHT CORPORATION
2013 Earnings Guidance - As of February 20, 2013
(In millions, except per share data)

		2013 Guidance
	2012 Actual	Low	High
Sales:
Flow Control	$ 1,095	$ 1,300	$ 1,320
Controls	727	865	875
Surface Technologies	276	315	325
Total sales	$ 2,098	$ 2,480	$ 2,520

Operating income:
Flow Control	$ 79	$ 116	$ 119
Controls	87	102	105
Surface Technologies	27	52	54
Total segments	$ 193	$ 270	$ 278
Corporate and other	(31)	(41)	(41)
Total operating income	$ 162	$ 229	$ 237

Interest expense	$ (26)	$ (39)	$ (40)
Earnings before income taxes	135	189	196
Provision for income taxes	(43)	(61)	(63)
Net earnings	$ 92	$ 129	$ 133

Reported diluted earnings per share	$ 1.95	$ 2.70	$ 2.80
Diluted shares outstanding	47.4	47.6	47.6
Effective tax rate	31.8%	32.0%	32.0%

Operating margins:
Flow Control	7.2%	8.9%	9.0%
Controls	11.9%	11.8%	12.0%
Surface Technologies	9.8%	16.5%	16.6%
Total operating margin	7.7%	9.2%	9.4%

Operating margins excluding acquisition dilution:
Flow Control		9.6%	9.7%
Controls		13.4%	13.6%
Surface Technologies		16.9%	17.0%
Total operating margin		9.9%	10.1%

Notes: Full year amounts may not add due to rounding. All data presented on a continuing operations basis

CURTISS-WRIGHT CORPORATION
2013 Earnings Guidance - As of February 20, 2013

	2013 Guidance % Change
	Low	High

Defense Markets
Aerospace	(9%)	(13%)
Ground	(15%)	(19%)
Navy	7%	11%
Total Defense
Including Other Defense	(4%)	0%

Commercial Markets
Commercial Aerospace	7%	11%
Oil and Gas	70%	74%
Power Generation	3%	7%
General Industrial	66%	70%
Total Commercial	30%	34%

Total Curtiss-Wright	18%	20%

Note: Full year amounts may not add due to rounding

About Curtiss-Wright Corporation

Curtiss-Wright Corporation is an innovative engineering company that provides highly engineered, critical-function products, systems and services in the areas of flow control, motion control and surface treatment technologies to the defense, energy and commercial/industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation and prides itself on long-standing customer relationships. The company employs approximately 9,700 people worldwide. For more information, visit www.curtisswright.com.

The Curtiss-Wright Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7709

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of our acquisitions, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies.  Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT: Jim Ryan
         (973) 541-3766
         Jim.Ryan@curtisswright.com